Exhibit 99.1

OCI Partners LP Reports 2015 First Quarter Earnings

Nederland, Texas, May 11, 2015 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months ended March 31, 2015. The Partnership owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. During the first quarter, the facility was shut down to complete the planned turnaround and facility upgrade.

Summary of Financial Results for the Three Months Ended March 31, 2015

•	Revenues decreased 62% to $38 million compared to $100 million for the same period in 2014

•	EBITDA decreased 76% to $10 million compared to $41 million for the same period in 2014

•	Net income decreased 97% to $0.9 million compared to $29 million for the same period in 2014

•	EBITDA and net income margins were 26% and 2%, respectively, compared to 41% and 29%, respectively, during the same period in 2014

Status of Debottlenecking Project

On April 23, 2015, the Partnership announced that it had restarted its facility after completing its debottlenecking and planned turnaround. The debottlenecking project increased the facility’s ammonia production design capacity to 907 metric tons per day or approximately 331,000 metric tons per annum reflecting a 25% increase over its previous design capacity.1 The debottlenecking project has also increased the facility’s methanol production design capacity to 2,500 metric tons per day or approximately 912,500 metric tons per annum reflecting a 25% increase over its previous design capacity.2 Based on operations to-date, we expect to exceed daily design capacities on both production lines.

As of the end of the first quarter, the Partnership had incurred approximately $354 million in expenditures related to the project and concurrent turnaround and the final cost is expected to be approximately $368 million.

As previously announced on April 23, 2015, the Partnership received an additional capital contribution of $60 million from its sponsor, OCI N.V., to partially fund capital expenditures and other costs and expenses incurred in connection with the debottlenecking and turnaround. To fund the remaining costs of the project, the Partnership has access to an intercompany loan from its sponsor.

[1]	907 metric tons per day x 365 days x 100% utilization rate
[2]	2,500 metric tons per day x 365 days x 100% utilization rate

Run-Rate Quarterly Distribution Guidance

Our guidance for cash distributions on a run-rate basis per quarter is $0.62 per Common Unit. Our cash distribution guidance is based on an assumed average cost of natural gas of $2.62 per MMBtu, an assumed average methanol selling price of $369 per metric ton and an assumed average ammonia selling price of $440 per metric ton. The quarterly cash distribution guidance is also based on a forecasted sales volumes of 223,000 metric tons and 78,000 metric tons of methanol and ammonia, respectively. The assumed average methanol selling price and assumed average ammonia selling price are based on prevailing market prices for the month of May. The Partnership expects to realize its quarterly production run-rate during the second half of 2015.

Our run-rate distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia, our working capital needs, our capital expenditure needs and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Forward-Looking Statements” below.

Statement from President and Chief Executive Officer – Frank Bakker

“Our facility was shut down for two months during the quarter, in order to complete the planned turnaround and facility upgrade. As a result, our performance during the quarter was impacted accordingly.

The Tampa CFR contact price for ammonia experienced a decline for the month of May settling at $465, down $20 from the previous month. The decline was primarily on the back of unfavorable weather conditions in the Mid-West. The northern and western regions of the Corn Belt witnessed good application of ammonia during the first half of April, but dry conditions in southern parts of the Mid-West, snow and wet conditions in the eastern parts slowed the overall application. Subject to weather conditions, we expect ammonia prices to remain stable throughout the spring application season.

During the month of May, methanol prices in the United States witnessed a rebound of $26 increasing to $442 from $416 the previous month on the back of several factors. On the demand side, warm weather has signaled a ramp-up in the construction sector helping increase demand for formaldehyde and a major MTBE producer is back online after a planned outage during the quarter which has further boosted demand. On the supply side, natural gas curtailments in Trinidad and production issues in Venezuela have impacted exports to the US Gulf Coast as has production issues in Egypt and Libya positively impacted global methanol prices.

In China, methanol prices have rebounded over 30% year to date on the back of several methanol-to-olefin (MTO) facilities commissioning during the months of March and April. As a result of steady and increasing MTO demand, methanol price fundamentals continued to be bolstered. During the quarter, China imported a total of 1.2 million metric tons of methanol, more than double the quantities during the same period last year. These higher import volumes are primarily attributed to new MTO plants commissioning in the eastern China and we expect import levels to continue to climb in the coming months. Healthy import levels from China help support global prices for methanol which reflect positively on US Gulf coast prices.”

	Volume Weighted Average Price of Methanol and Ammonia		Volume Weighted Average Price of Natural Gas
	($ per metric ton)		($ per MMBtu)
	For Three-Months Ended March 31,		For Three-Months Ended March 31,
	2015	2014	2015	2014
Ammonia	$509	$408	$3.15	$5.07
Methanol	$366	$529	$3.15	$5.07

	Production (in tons)		Capacity Utilization Rate %
	For Three-Months Ended March 31,		For Three-Months Ended March 31,
	2015	2014	2015	2014
Ammonia	21,194	55,196	32%	84%
Methanol	56,836	147,085	32%	82%

Non-GAAP Financial Measure

EBITDA is defined as net income plus (i) interest expense and other financing costs (ii) income tax expense and (iii) depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation because each company may define EBITDA differently.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

GAAP net income margin is defined as GAAP net income divided by revenues, and GAAP operating margin is defined as GAAP operating income divided by revenues.

The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2015.

	Three Months Ended March 31
	2015	2014
	$ millions
Net income	$0.9	$29.0
Add:
Interest expense	2.5	5.8
Interest expense – related party	0.1	0.1
Depreciation expense	6.1	5.7
Income tax expense	0.1	0.4
EBITDA	$9.6	$41.0
Total Revenues	$38.0	$100.0
EBITDA Margin	26%	41%
Net Income Margin	2%	29%

Conference Call with Management

The Partnership will hold a conference call today, May 11, 2015, at 12:00pm EST, during which the Partnership’s senior management will review the Partnership’s financial results for the first quarter ended March 31, 2015 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 40189997. A replay of the conference call will be made available until June 11, 2015 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 40189997.

About OCI Partners LP

OCI Partners LP (NYSE: OCIP) owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, the following: our business plans may change as the methanol and ammonia industry and markets warrant; the demand and sales prices for methanol, ammonia and their derivatives may decrease due to market, governmental and other factors; we may be unable to obtain economically priced natural gas and other feedstocks; we may be unable to successfully implement our business strategies, including the completion of significant capital programs such as our debottlenecking project; the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility); the timing and length of planned and unplanned downtime; and the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Omar Darwazah

Director of Investor Relations & Strategy

Phone: +1 917-434-7734

omar.darwazah@oci.nl